EXHIBIT 99.1

Harris Joins Gateway Bank Mortgage as EVP and Chief Operating Officer

Mortgage Veteran to Lead Mortgage Loan Production Team

 * Toby Harris joins Gateway Bank Mortgage, Inc.
 * Harris named EVP and COO; reports to Kevin Pack, president and CEO of Gateway Bank Mortgage, Inc.
 * Gateway Bank Mortgage, Inc. is a wholly-owned subsidiary of Gateway
   Bank.
 * Gateway Bank is a wholly-owned subsidiary of Gateway Financial
   Holdings, Inc.

RALEIGH, N.C., Sept. 16, 2008 (GLOBE NEWSWIRE) -- Toby Harris, a mortgage veteran with more than twenty years of experience, has joined Gateway Bank Mortgage, Inc., as executive vice president and chief operating officer, announced Kevin Pack, president and CEO of Gateway Bank Mortgage, a subsidiary of Gateway Bank.

Harris will be responsible for leading mortgage loan production, and will manage the company's efforts regarding joint ventures, affiliated business arrangements, and strategic alliances.

"Toby Harris is well-respected by everyone at Gateway Bank," said Pack. "With his knowledge of the mortgage business and solid reputation in the industry, he will help Gateway Bank Mortgage take advantage of growth opportunities throughout North Carolina and Virginia."

Harris will serve out of Gateway Mortgage's offices in Virginia Beach, Virginia, located in the Lynnhaven Plaza Office Building at 621 Lynnhaven Parkway.

David R. Twiddy, president of Gateway Bank, shared the following regarding Harris joining the company, "We could not be more pleased than to have someone of Toby's caliber join Gateway Bank Mortgage. His experience and leadership will help us take this division to the next level in our current markets and beyond."

Most recently, Harris served for ten years as vice president with National City Mortgage where he was responsible for retail loan production for the South Hampton Roads market, as well as for joint ventures along the east coast corridor of the United States. He led National City Mortgage to the position of top five producing regions for the last five years.

About the company:

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with a total of thirty-seven full-service financial centers -- twenty-one in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk, Norfolk, and Charlottesville; and sixteen in North Carolina: Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, Wake Forest and Wilmington. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary, and title insurance services through its Gateway Title Agency, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

The Gateway Financial Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5269

CONTACT:  Gateway Bank Mortgage, Inc.
          Kevin Pack, President and CEO
          919-865-7873
          kevinpack@gwfh.com